UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 27, 2010

LIBERTY GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Boulevard, Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 220-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

UPC Broadband Holding B.V. (UPC Broadband Holding) is a direct wholly-owned subsidiary of UPC Holding B.V. (UPC Holding) and an indirect subsidiary of Liberty Global, Inc.  On May 27, 2010, UPC Broadband Holding entered into a new additional facility accession agreement (the Additional Facility T7 Accession Agreement) under UPC Broadband Holding’s senior secured bank facility (as amended, the UPC Broadband Holding Bank Facility). Pursuant to the Additional Facility T7 Accession Agreement, the existing Facility T under the UPC Broadband Holding Bank Facility was upsized by a Facility P lender (the Rolling Lender) agreeing to roll its existing Facility P commitment into Facility T in an aggregate principal amount of $23.7 million (Facility T7). The Rolling Lender novated its existing Facility P commitment to UPC Broadband Operations B.V. (UPC Broadband Operations), a direct subsidiary of UPC Broadband Holding, and entered into the new Facility T7.  UPC Broadband Operations, the initial lender under the Additional Facility T7 Accession Agreement, novated its Facility T7 commitment to the Rolling Lender.  The final maturity date for Facility T7 is the earlier of (i) December 31, 2016 and (ii) October 17, 2013, the date falling 90 days prior to the date on which UPC Holding’s senior notes due in 2014 are currently scheduled to fall due, if, on such date, such notes are outstanding in an aggregate amount of €250.0 million ($308.8 million at the May 27, 2010 exchange rate) or more.  Facility T7 bears interest at a rate of LIBOR plus 3.50%.

Item 9.01. Financial Statements and Exhibits.

Exhibits.

Exhibit No.	Name

4.1

Additional Facility T Accession Agreement, dated May 27, 2010, among UPC Financing Partnership as Borrower, UPC Broadband Holding, The Bank of Nova Scotia as Facility Agent and TD Bank Europe Limited as Security Agent, and UPC Broadband Operations as Additional Facility T Lender, under the UPC Broadband Holding Bank Facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 28, 2010

LIBERTY GLOBAL, INC.

By:	/s/ Randy L. Lazzell
Name:	Randy L. Lazzell
Title:	Vice President

Exhibit Index

Exhibit No.	Name

4.1

Additional Facility T Accession Agreement, dated May 27, 2010, among UPC Financing Partnership as Borrower, UPC Broadband Holding, The Bank of Nova Scotia as Facility Agent and TD Bank Europe Limited as Security Agent, and UPC Broadband Operations as Additional Facility T Lender, under the UPC Broadband Holding Bank Facility.